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                                                                    EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Image Entertainment, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Image Entertainment, Inc. of our report dated June 13, 1994, relating to the balance sheets of Image Entertainment, Inc. as of March 31, 1994 and 1993, and the related statements of operations, shareholders' equity and cash flows for each of the years in the three-year ended March 31, 1994, and the related schedules, which report appears in the March 31, 1994, annual report on Form 10-K of Image Entertainment, inc. We also consent to the reference to our firm under the heading "Experts" in the registration statement.

                                       /s/ KPMG Peat Marwick LLP

                                       KPMG Peat Marwick LLP

Los Angeles, California
May 11, 1995